SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under ss. 240.14a-12

                                TEREX CORPORATION
                (Name of Registrant as Specified in Its Charter)

               ..................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title  of each  class of  securities  to  which  transaction  applies:
          ......................................................................
     (2)  Aggregate   number  of  securities  to  which   transaction   applies:
          ......................................................................
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         .......................................................................
     (4)  Proposed maximum aggregate value of transaction:
          ......................................................................

     (5)  Total fee paid:
          ......................................................................
[ ]  Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      --------------------------
     (3) Filing Party:
                      ----------------------------------------------------------
     (4) Date Filed:
                    ------------------------------------------------------------

                                TEREX CORPORATION
                 500 Post Road East, Westport, Connecticut 06880

                              --------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2001
                              --------------------

The Annual Meeting of Stockholders of Terex Corporation (hereafter, the "Company") will be held at the corporate offices of Terex Corporation, 500 Post Road East, Suite 320, Westport, Connecticut, on Tuesday, May 15, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To elect seven (7) directors to hold office for one year or until their successors are duly elected and qualified.

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 2001.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on March 28, 2001 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

EVERY STOCKHOLDER'S VOTE IS IMPORTANT. While all stockholders are invited to attend the Annual Meeting, we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone, via the Internet or by completing, dating and signing the accompanying proxy card and returning it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or by the Internet. Please vote promptly in order to avoid the additional expense of further solicitation.


                                  By order of the Board of Directors,


                                  Eric I Cohen
                                  Secretary

April 2, 2001
Westport, Connecticut

                                TEREX CORPORATION
                               500 Post Road East
                           Westport, Connecticut 06880

                              ---------------------
                             Proxy Statement for the
                         Annual Meeting of Stockholders
                           to be held on May 15, 2001
                              ---------------------

     This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 15, 2001, at the corporate offices of Terex Corporation, 500 Post Road East, Suite 320, Westport, Connecticut, and at any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

     The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about April 11, 2001 to each stockholder entitled to vote at the Meeting. As of March 28, 2001, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 26,813,653 shares of common stock, $.01 par value per share (the "Common Stock").

     Proxies that are properly executed, returned to the Company and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such Proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote according to their best judgment.

     Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required for the approval of any matters voted upon at the Meeting, other than the election of directors. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy. A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to the election of directors, abstentions and broker non-votes will not be considered in determining whether nominees have received the vote of a plurality. With respect to the other matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will have no effect on the outcome of the vote.

     Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including
(a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock, and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

     Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy). Any stockholder also has the right to revoke the Proxy at any time by executing a later-dated Proxy, by telephone or via the Internet or by written revocation received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

     In order that your shares of Common Stock may be represented at the Meeting, you are requested to select one of the following methods:

     Voting by Mail
     o    indicate your instructions on the Proxy;
     o    date and sign the Proxy;
     o    mail the Proxy promptly in the enclosed envelope; and
     o allow sufficient time for the Proxy to be received by the Company prior to the Meeting.

     Voting by Telephone
     o    use the toll-free number provided in the Proxy; and
     o    follow the specific instructions provided.

         Voting via the Internet
     o log onto the Company's voting website (www.voteproxy.com) provided in the Proxy; and
     o    follow the specific instructions provided.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     At the Meeting, seven directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the seven nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

     The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 1, 2001, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners."

The Board of Directors recommends that the stockholders vote FOR the following nominees for director.

                                                                                   First Year
                                                    Positions and                  As Company
      Name             Age                       Offices with Company                Director


Ronald M. DeFeo         48     Chairman of the Board, President, Chief Executive       1993
                               Officer, Chief Operating Officer and Director

G. Chris Andersen       62                             Director                        1992

Don DeFosset            52                             Director                        1999

William H. Fike         64                             Director                        1995

Dr. Donald P. Jacobs    73                             Director                        1998

Marvin B. Rosenberg     60                             Director                        1992

David A. Sachs          41                             Director                        1992


     Ronald M. DeFeo was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo joined the Company in May 1992 as President of the Company's then Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company's former Clark Material Handling Company subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of United Rentals, Inc.

     G. Chris Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen is currently a partner of Andersen, Weinroth & Co. L.P., a private merchant banking firm, and also serves as a director of Headway Corporate Resources, Inc. and GP Strategies Corporation and as Chairman of the Board of Millenium Cell Inc.

     Don DeFosset has served since November 2, 2000 as President and CEO of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products, energy services, and specialty aluminum products. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc., a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. From 1992 to 1996, Mr. DeFosset worked for Allied Signal Inc. in various positions of increasing responsibility, the last being President of its Safety Restraint Systems division. Prior to 1992, Mr. DeFosset spent two years at Mack Trucks and 18 years with Rockwell International Corporation in various operational assignments in both North America and Europe. Mr. DeFosset serves as a director of Walter Industries, Inc.

     William H. Fike is currently President of Fike & Associates, a consulting firm. Mr. Fike retired as the Vice Chairman and Executive Vice President of Magna International Inc., an automotive parts manufacturer based in Ontario, Canada, in February 1999. Prior to joining Magna in August 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as a Corporate Vice President and as President of Ford Europe. Mr. Fike currently serves as a director of Magna and Millenium Cell Inc.

     Dr. Donald P. Jacobs is Dean of the J.L. Kellogg Graduate School of Management at Northwestern University. In addition to serving as director of Hartmarx Corporation, ProLogis Trust (formerly Security Capital Industrial
Trust), CDW Computer Centers, Inc. (Computer Discount Warehouse), and GP Strategies Corporation, Dr. Jacobs previously served as Chairman of the Public Review Board of Arthur Andersen & Co. and Chairman of the Board of Amtrak.

     Marvin B. Rosenberg retired as Senior Vice President, Secretary and General Counsel of the Company on December 31, 1997. Mr. Rosenberg served as Senior Vice President of the Company from January 1, 1994 until his retirement. He also served as Secretary and General Counsel of the Company from 1987 until his retirement. From 1987 through 1993, Mr. Rosenberg served as General Counsel of KCS Industries, L.P., a Connecticut limited partnership, and its predecessor, KCS Industries, Inc. (collectively, "KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

     David A. Sachs is a Managing Director of Ares Management, L.P., an investment management firm, and is a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. Mr. Sachs serves as a director of Evercom, Inc.

     The Board met five times in 2000 at regularly scheduled and special meetings, including telephonic meetings. All of the directors in office during 2000 attended all of the meetings which took place during their tenure as directors, except for Mr. Jacobs, who attended at least 75% of the meetings which took place during his tenure as director. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee of the Board of Directors consists of Messrs. Sachs (chairperson), DeFosset and Jacobs. The Audit Committee met three times during 2000. The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company's independent accountants and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent accountants and reports the results of such audit to the Board. The Audit Committee reviews the Company's annual financial statements and all material financial reports provided to the stockholders and reviews the Company's internal auditing, accounting and financial controls. The Audit Committee also reviews related party transactions. All of the members of the Audit Committee are independent directors as determined pursuant to the listing standards of the New York Stock Exchange ("NYSE"). In addition, the Audit Committee operates under a written charter adopted by the Board of Directors and intended to comply with the applicable requirements of the Securities and Exchange Commission ("SEC") and the NYSE. See "Audit Committee Report."

     The  Compensation  Committee of the Board of Directors  consists of Messrs.
Andersen (chairperson), Fike and Sachs. The Compensation Committee met seven times during 2000. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel. See "Executive Compensation - Compensation Committee Report."

     The Nominating Committee of the Board of Directors consists of Messrs. Fike (chairperson), Andersen and Jacobs. The Nominating Committee met two times during 2000. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors. The Nominating Committee will consider nominees for election as director who are recommended by the Company's stockholders. For details on how stockholders may submit nominations for director, see "Stockholder Proposals."

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2001 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2001, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

                                                        Amount and Nature of     Percent
 Name and Address of Beneficial Owner                   Beneficial Ownership    of Class


   Wellington Management Company, LLP                      2,597,600 (1), (2)       9.5%
           75 State Street
           Boston, MA  02109

   Hartford Capital Appreciation HLS Fund, Inc.            2,000,000 (1), (2)       7.3%
           200 Hopmeadow Road
           Simsbury, CT  06089

   ICM Asset Management, Inc.                                2,463,425 (3)          9.0%
           W. 601 Main Avenue, Suite 600
           Spokane, WA  99201

   Janus Capital Corporation                                 1,800,500 (4)          6.6%
           100 Fillmore Street
           Denver, Colorado  80206-4923

   FMR Corp.                                                 1,770,494 (5)          6.5%
           82 Devonshire Street
           Boston, MA  02109

   G. Chris Andersen                                            148,193 (6)             *
           c/o Andersen, Weinroth & Co., L.P.
           1330 Avenue of the Americas, 36th Floor
           New York, NY  10019

   Ronald M. DeFeo                                              447,296 (7)         1.6%
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880


                                       5

                                                         Amount and Nature of      Percent
 Name and Address of Beneficial Owner                    Beneficial Ownership     of Class

      Don DeFosset                                             9,727 (8)              *
                 c/o Walter Industries
                 1500 North Dale Mabry Hwy.
                 Tampa, FL  33607

      William H. Fike                                         60,244 (9)              *
               15630 Queensferry Drive
               Fort Myers, FL  33912

      Dr. Donald P. Jacobs                                       10,886               *
          c/o J.L. Kellogg Graduate School
                  of Management
                  Northwestern University
                  2001 Sheridan Road
                  Evanston, IL  60208

      Marvin B. Rosenberg                                        30,682               *
                  3228 Pignatelli Crescent
                  Mt. Pleasant, SC  29466

      David A. Sachs                                           148,692 (10)           *
                  c/o Ares Management, L.P.
          1999 Avenue of the Stars, Suite 1900
                  Los Angeles, CA  90067

      Filip Filipov                                            195,793 (11)           *
          100 East Huron Street, Unit 4703
          Chicago, IL  60611

      Ernest R. Verebelyi                                       65,708 (12)           *
          c/o Terex Corporation
          500 Post Road East
          Westport, CT  06880

      Eric I Cohen                                               50,971 (13)          *
          c/o Terex Corporation
          500 Post Road East
          Westport, CT  06880

      Joseph F. Apuzzo                                           73,734 (14)          *
          c/o Terex Corporation
              500 Post Road East
              Westport, CT  06880

      Brian J. Henry                                             80,815 (15)          *
              c/o Terex Corporation
              500 Post Road East
              Westport, CT  06880

      All directors and executive officers                    1,365,170 (16)          4.9%
                   as a group (14 persons)

*           Amount owned does not exceed one percent (1%) of the class so owned.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

(1) Wellington Management Company, LLP ("WMC") filed a Schedule 13G (a "Schedule 13G"), dated February 13, 2001, pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reflecting the beneficial ownership of 2,597,600 shares of Common Stock. This amount includes all of the shares beneficially owned by Hartford Capital Appreciation HLS Fund, Inc., an investment advisory client of WMC, as described below.

(2) Hartford Capital Appreciation HLS Fund, Inc. ("Hartford") filed a Schedule 13G, dated February 14, 2001, reflecting the beneficial ownership of 2,000,000 shares of Common Stock. This amount also is included in the shares beneficially owned by WMC, an investment advisor of Hartford, as described above.

(3) ICM Asset Management, Inc. ("ICM") filed a Schedule 13G dated February 13, 2001 reflecting the beneficial ownership of 2,463,425 shares of Common Stock. James M. Simmons, President of ICM, may be deemed to exercise control over ICM and thus may be deemed to be a beneficial owner of such shares.

(4) Janus Capital Corporation ("Janus Capital") filed a Schedule 13G dated February 15, 2001 reflecting the beneficial ownership of 1,800,500 shares of Common Stock. This includes 1,718,465 shares of Common Stock owned by the Janus Strategic Value Fund, one of the funds of which Janus Capital serves as investment advisor. Thomas H. Bailey, President and Chairman of the Board of Janus Capital and a significant shareholder of Janus Capital, may be deemed to exercise control over Janus Capital through such positions and thus may be deemed to be a beneficial owner of the shares beneficially owned by Janus Capital.

(5) FMR Corp. ("FMR") filed a Schedule 13G dated February 14, 2001 reflecting the beneficial ownership of 1,770,494 shares of Common Stock. Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR, through their ownership of FMR stock and as a result of certain voting arrangements among owners of FMR stock, may be deemed to form a controlling group with respect to FMR and thus may be deemed to be beneficial owners of the shares beneficially owned by FMR.

(6) Includes 69,561 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7) Includes 147,497 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(8) Includes 2,523 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9) Includes 39,681 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10) Includes 3,800 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 69,889 shares of Common Stock issuable upon the exercise of options exercisable within 60 days. This includes 15,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by certain trusts for Mr. Sachs' children, the beneficial ownership of which Mr. Sachs disclaims.

(11) Includes 80,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12) Includes 5,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13) Includes 11,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(14) Includes 27,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(15) Includes 17,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(16) Includes 475,651 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

                               EXECUTIVE OFFICERS

     The following table sets forth, as of March 1, 2001, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

      Name                  Age      Positions and Offices with Company


      Ronald M. DeFeo       48       Chairman of the Board, President, Chief
                                     Executive Officer, Chief Operating Officer and Director

      Filip Filipov         54       President, Terex Lifting

      Ernest R. Verebelyi   53       President, Terex Earthmoving

      Eric I Cohen          42       Senior Vice President, Secretary and
                                     General Counsel

      Joseph F. Apuzzo      45       Chief Financial Officer

      Brian J. Henry        42       Vice President, Finance and Business
                                     Development

      Jack Lascar           46       Vice President, Investor Relations and
                                     Corporate Communications

      Kevin Barr            41       Vice President, Human Resources

     For information regarding Mr. DeFeo, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

     Filip Filipov was named President of Terex Lifting on November 1, 1998, and has served as President and CEO of Terex Cranes since March 1995. Mr. Filipov served as President and CEO of the Company's Koehring division from 1993 to 1995, and was managing director of Clark Material Handling Company in Germany. Prior to joining the Company, Mr. Filipov served as divisional president of Tenneco, Inc., and was Vice President, Construction Equipment Europe at J.I. Case Co. from 1988 to 1992.

     Ernest R. Verebelyi became President of Terex Earthmoving on October 22, 1998. Before joining the Company, Mr. Verebelyi served as Executive Vice President, Operations of General Signal Corporation. From 1991 to 1996, Mr.
Verebelyi worked for Emerson Electric Company in St. Louis in various capacities, the last being Executive Vice President. Prior to 1991, Mr. Verebelyi spent six years with Hussmann Corporation and 14 years with General Electric in various positions of responsibility.

     Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP since January 1992 and an associate attorney with that firm from 1983 to 1992.

     Joseph F. Apuzzo was appointed Chief Financial Officer of the Company on October 21, 1999. Mr. Apuzzo previously held the positions of Vice President-Corporate Finance, Vice President-Finance and Controller, and Vice President, Corporate Controller since joining the Company on October 9, 1995. Mr. Apuzzo was Vice President of Corporate Finance at D'Arcy Masius Benton & Bowles, Inc. from September 1994 until October 1995. Mr. Apuzzo was employed by Price Waterhouse LLP in various capacities from 1983 until September 1994.

     Brian J. Henry was appointed Vice President, Finance and Business Development on June 1, 1998. Mr. Henry previously held the positions of Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company's Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. He was employed by KCS from 1990 until 1993.

     Jack Lascar became Vice President, Investor Relations and Corporate Communications of the Company on May 18, 1998. Prior to joining the Company, Mr. Lascar was employed at Tenneco, Inc. for 17 years in various positions in the areas of investor relations and business development. Mr. Lascar served as Tenneco's Vice President of Investor Relations from June 1994 to September 1997 and most recently served as Tenneco's Vice President of Business Development for Central and Eastern Europe.

     Kevin Barr was named Vice President, Human Resources of the Company on September 25, 2000. Prior to joining the Company, Mr. Barr served as Vice President-Human Resources at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at the Chase Manhattan Bank, N.A. from 1981 to 1990.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its five other highest paid executive officers who had 2000 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers").

                           Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------
                                               Annual Compensation               Long-Term Compensation
                                       -------------------------------------
                                                                                --------------------------
                                                                                         Awards
                                                                                --------------------------

                                                                   Other         Restricted    Securities    All Other
                                                                   Annual          Stock       Underlying     Compen-
          Name and                      Salary        Bonus        Compen-         Awards       Options/      sation
     Principal Position         Year      ($)          ($)       sation ($)(1)     ($)(2)        SARS (#)     ($)(3)
     ------------------         ----    -------    ------------ --------------   -----------  -----------   -----------


Ronald M. DeFeo                 2000     $630,000  $1,000,000      $ 25,000              -0-          -0-       $11,859
   Chairman,  President, Chief  1999      600,000   1,200,000        81,000              -0-       100,000       11,612
   Executive Officer and        1998      481,249     918,750        34,800              -0-        25,000       18,361
   Chief  Operating  Officer

Filip Filipov                   2000      375,000     400,000 (4)   115,760 (5)          -0-         - 0 -      279,712 (6)
   President,                   1999      360,000     375,000 (7)    79,125        1,130,000         - 0 -       93,444
   Terex Lifting                1998      314,583     490,000        42,100          140,000 (8)    50,000      131,658


Ernest R. Verebelyi             2000      365,000     325,000        13,688              -0-         - 0 -       15,013
   President,                   1999      323,750     475,000        26,353          988,750         - 0 -       22,006
   Terex Earthmoving (9)        1998       60,948      75,000         - 0 -          147,500 (10)   30,000          557


Eric I Cohen                    2000      242,000     175,000          -0-               -0-         - 0 -        6,676
   Senior Vice President,       1999      230,000     200,000         5,000          706,250        20,000        6,552
   Secretary and General        1998      210,000     145,000           600          232,188 (11)    - 0 -      203,178
   Counsel

Joseph F. Apuzzo                2000      240,000     175,000        45,685 (12)         -0-         - 0 -        6,844
   Chief Financial Officer      1999      220,000     175,000         3,750          706,250         - 0 -        6,575
                                1998      175,999     150,000         8,250          282,750 (13)   24,000        8,183


Brian J. Henry                  2000      210,000     175,000        10,000              -0-         - 0 -        8,089
   Vice President,              1999      200,000     200,000         6,187          706,250         - 0 -        7,260
   Finance and                  1998      184,999     165,000         8,437          247,750 (13)   24,000        7,367
   Business Development

----------------------

(1) Other Annual Compensation represents the Company's matching contribution to a deferred compensation plan, which matching contribution is made in Common Stock.

(2) On September 9, 1999, grants of Restricted Stock were made under the Terex Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to Mr. Filipov (40,000 shares), Mr. Verebelyi (35,000 shares), and Messrs. Cohen, Apuzzo and Henry (25,000 shares each). The value of the Restricted Stock granted to such Named Executive Officers set forth in

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

     the table above for 1999 is based on the closing stock price on the NYSE of the Common Stock of $28.25 per share on September 9, 1999. The value of such Restricted Stock as of December 31, 2000, based on a closing stock price on the NYSE of Common Stock of $16.1875 per share, was $647,500 for Mr. Filipov, $566,563 for Mr. Verebelyi, and $404,688 for each of Messrs. Cohen, Apuzzo and Henry.

     With respect to each grant of Restricted Stock made to Named Executive Officers on September 9, 1999, vesting is as follows: one half of the shares of Restricted Stock awarded in each such grant vests in equal quarterly increments on each of the first four anniversaries of September 9, 1999; one quarter of the shares of Restricted Stock awarded in each such grant vests if and when the closing stock price on the NYSE of the Common Stock equals or exceeds $45.00; and one quarter of the shares of Restricted Stock awarded in each such grant vests if and when the closing stock price on the NYSE of the Common Stock equals or exceeds $50.00; provided, that if the $45.00 and $50.00 vesting events both occur in the same calendar year, only one grant will vest at such time and the other grant will vest on January 1 of the following year. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(3)  The amounts shown for 2000 include:
     (a) Company matching contributions to a defined contribution plan ($4,800 for each of Mr. DeFeo, Mr. Filipov, Mr. Verebelyi, Mr. Cohen, Mr. Apuzzo and Mr. Henry);
     (b) Company contributions to an employee stock purchase plan ($1,849 for Mr. DeFeo, $226 for Mr. Filipov, $2,674 for Mr. Verebelyi, $364 for Mr. Cohen, $379 for Mr. Apuzzo and $1,099 for Mr. Henry); and
     (c) Premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers ($5,210 for Mr. DeFeo, $7,284 for Mr. Filipov, $7,539 for Mr. Verebelyi, $1,512 for Mr. Cohen, $1,665 for Mr. Apuzzo and $2,190 for Mr. Henry).

(4) Includes a special assignment bonus of $100,000 for Mr. Filipov's efforts in connection with the integration of Cedarapids, Inc. into the Company.

(5) In addition to a $15,000 matching contribution to a deferred compensation plan as described in footnote (1), the amount shown for 2000 for Mr. Filipov also includes:
     (a) $66,000 for certain expenses related to an office maintained by Mr. Filipov in Chicago; and
     (b)  $34,760 for certain travel expenses incurred by Mr. Filipov's wife.

(6) In addition to the amounts described in footnote (3), the amount shown for 2000 for Mr. Filipov also includes:
     (a)  a $60,000 contribution by the Company to a deferred compensation plan;
     (b)  a $30,000 contribution by the Company to an employee pension plan; and
     (c) $189,712 paid to Mr. Filipov in connection with relocation of his residence pursuant to the Company's executive relocation program.

(7) Includes a special assignment bonus of $50,000 for Mr. Filipov's efforts in connection with the integration of Cedarapids, Inc. into the Company.

(8) As part of Mr. Filipov's long-term incentive compensation, on October 8, 1998, Mr. Filipov was granted 10,000 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Filipov set forth in the table above for 1998 is based on the closing stock price on the NYSE of Common Stock of $14.00 per share as of October 8, 1998, the date of the grant. The value of such Restricted Stock as of December 31, 2000, based on a closing stock price on the NYSE of Common Stock of $16.1875 per share is $161,875. The shares of stock awarded to Mr. Filipov for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of October 8, 1998. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Filipov, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate paid to all stockholders.

(9)  Mr. Verebelyi commenced employment with the Company on October 22, 1998.

(10) As part of Mr. Verebelyi's long-term incentive compensation, on October 14, 1998, Mr. Verebelyi was granted 10,000 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Verebelyi

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

     set forth in the table above for 1998 is based on the closing stock price on the NYSE of the Common Stock of $14.75 per share on October 14, 1998. The value of such Restricted Stock as of December 31, 2000, based on a closing stock price on the NYSE of Common Stock of $16.1875 per share is $161,875. The shares of Restricted Stock awarded to Mr. Verebelyi for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of October 14, 1998. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Verebelyi, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(11) As part of Mr. Cohen's long-term incentive compensation, on January 1, 1998, Mr. Cohen was granted 7,500 shares of Restricted Stock, and on October 8, 1998, Mr. Cohen was granted 5,000 shares of Restricted Stock, both under the Company's 1996 Plan. The value of the Restricted Stock granted on January 1, 1998 is based on the closing stock price on the NYSE of the Common Stock of $21.625 as of January 2, 1998. The value of the Restricted Stock granted on October 8, 1998 is based on the closing stock price on the NYSE of the Common Stock of $14.00 as of October 8, 1998. The value of such Restricted Stock as of December 31, 2000, based on a closing stock price on the NYSE of Common Stock of $16.1875 per share is $202,344. The shares of Restricted Stock awarded to Mr. Cohen for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of January 1, 1998 and October 8, 1998, respectively. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Cohen, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(12) Includes dues and related expenses of $35,923 related to a country club membership for Mr. Apuzzo.

(13) As part of the long-term incentive compensation of Mr. Apuzzo and Mr. Henry, on May 8, 1998, Mr. Apuzzo and Mr. Henry were each granted 6,000 shares of Restricted Stock, and on October 8, 1998, Mr. Apuzzo was granted 7,500 shares of Restricted Stock and Mr. Henry was granted 5,000 shares of Restricted Stock, all under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Apuzzo and Mr. Henry set forth in the table above for 1998 is based on the closing stock price on the NYSE of the Common Stock of $29.625 and $14.00 per share on May 8, 1998 and October 8, 1998, respectively. The value of such Restricted Stock as of December 31, 2000, based on a closing stock price on the NYSE of Common Stock of $16.1875 per share is $218,531 for Mr. Apuzzo and $178,063 for Mr. Henry. The shares of Restricted Stock awarded to Mr. Apuzzo and Mr. Henry for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of May 8, 1998 and October 8, 1998, respectively. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Apuzzo or Mr. Henry, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.


Stock Option Grants in 2000

         No grants of stock options were made during 2000 to the Named Executive Officers listed in the Summary Compensation Table.

Aggregated Option Exercises in 2000 and Year-End Option Values

     No exercises of options were made during 2000 by the Named Executive Officers listed in the Summary Compensation Table. The table below summarizes year-end option values of the Named Executive Officers listed in the Summary Compensation Table.

         Aggregated Option Exercises in 2000 and Year-End Option Values

                                                              Number of Securities      Value of Unexercised
                                                              Underlying Unexercised    In-the-Money Options
                                                              Options at Year-End (#)     at Year-End ($)(1)
                             Shares                           ------------------------- -------------------------
                            Acquired on     Value Realized
      Name                   Exercise (#)          ($)        Exercisable/Unexercisable Exercisable/Unexercisable
      ----                 --------------   --------------    ------------------------- -------------------------

     Ronald M. DeFeo              - 0 -           - 0 -          116,497/117,250          $599,808/26,172

     Filip Filipov                - 0 -           - 0 -            80,000/25,000          $590,106/27,344

     Ernest R. Verebelyi          - 0 -           - 0 -             5,000/10,000            $7,188/14,375

     Eric I Cohen                 - 0 -           - 0 -            10,000/10,000           $16,406/16,406

     Joseph F. Apuzzo             - 0 -           - 0 -            59,500/13,250          $136,484/21,641

     Brian J. Henry               - 0 -           - 0 -            15,750/13,250           $32,109/21,641

----------------------

(1) Based on the closing price of the Company's Common Stock on the NYSE on December 29, 2000 of $16.1875.


Long-Term Incentive Plan Awards in 2000

     No long-term compensation awards were made during 2000 under the Terex Corporation 2000 Long-Term Incentive Plan ("LTIP") or otherwise to the Named Executive Officers listed in the Summary Compensation Table.

Pension Plans

     The Company maintains four defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company or its subsidiaries. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. In addition, certain of the Company's foreign subsidiaries maintain defined benefit pension plans for their employees and/or executives.

     Mr. DeFeo and Mr. Filipov participate in the Terex Corporation Salaried Employees' Retirement Plan, which was merged into the Terex Corporation
Retirement Program for Salaried Employees on June 30, 2000 (the "Retirement Plan"). None of the other Named Executive Officers participate in the Retirement Plan. Participation in the Retirement Plan was frozen as of May 7, 1993.

     Participants in the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo and Mr. Filipov, will be credited with service following such date.

However, participants not currently fully vested will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $4,503 for Mr. DeFeo and $254 for Mr. Filipov.

     Mr. Filipov also participates in a pension plan maintained by PPM S.A.S., one of the Company's foreign subsidiaries, which provides a pension benefit to employee participants based primarily on amounts contributed. To receive a benefit, employees must participate a minimum of eight years. Commencing on the later of November 2004 or Mr. Filipov's retirement, Mr. Filipov will be entitled to withdraw either annually or quarterly from this pension. At December 31, 2000, the aggregate amount in Mr. Filipov's PPM S.A.S. pension was $141,059.

Compensation of Directors

     Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, nonemployee directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

     The compensation program for outside directors is designed primarily to encourage outside directors to receive the annual retainer for Board service in Common Stock or in options for Common Stock, or both, to enable directors to defer receipt of their fees and to satisfy the Company's Common Stock ownership objective for outside directors.

     Under the program, outside directors receive annually the equivalent of $50,000 for service as a Board member (or a prorated amount if a director's service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently,
(iii) shares of Common Stock on a deferred basis, (iv) cash to be contributed to the Company's Deferred Compensation Plan, or (v) any combination of the four preceding alternatives. The total for any year of the (i) number of shares paid,
(ii) the number of shares covered by options granted, and (iii) the number of shares deferred may not exceed 7,500 (as such number may be adjusted to take into account any change in the capital structure of the Company by reason of any stock split, stock dividend or recapitalization). If a director elects to receive shares of Common Stock currently, then 40% of this annual retainer (or $20,000) is paid in cash to offset the tax liability related to such election. If a director elects to receive cash, this cash must be contributed into the Common Stock account of the Company's Deferred Compensation Plan, unless the director has already satisfied the Company's Common Stock ownership objective described below, in which case the funds may be invested in an interest-bearing account in the Company's Deferred Compensation Plan.

     For purposes of calculating the number of shares of Common Stock or number of options into which the fixed sum translates, Common Stock is valued at its closing price on the NYSE on the payment or grant date (the first trading day of any year or any other applicable date). In respect of options that a director elects to receive, the price of the Common Stock, determined as above, is adjusted to reflect year-to-year volatility in the market price of the Common Stock. This adjusted price is the value of the underlying option at the time of grant. For 2001 the options were valued at 25% of fair market value of Common Stock on the date of grant. Options vest immediately upon grant and have a five-year term.

     In addition, each director who serves as chairperson of a committee of the Board receives an annual retainer of $2,500, payable in cash, and each director who serves as a member of a committee (including any committee that the director chairs) receives an annual retainer of $2,500, payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service in Common Stock or cash or a combination of both.

     Board retainers and committee retainers (or portions of either) that a director elects to defer in Common Stock under the Company's Deferred Compensation Plan are credited to a Common Stock account. Any Board or committee retainers that are deferred into the Common Stock account receive a matching 25% contribution from the Company. Board retainers and committee retainers (or portions of either) that a director elects to defer in cash are credited to an interest-bearing account under the Company's Deferred Compensation Plan and earn interest, which is compounded annually. The current rate of interest is approximately 8% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director's termination of service or such earlier date as the director specifies when electing the applicable deferral.

     The Company's director compensation program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the three-year period commencing January 1, 2000, or, if later, the first three years of Board service beginning on or after January 1, 2000, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($150,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director will receive an award of 1,000 shares of Common Stock and, as an incentive to retention, a cash payment equal to 40% of the market value of the shares to defray the income tax liability related to such award.

Employment   Contracts,   Termination   of  Employment   and   Change-in-Control
Arrangements

     The Company and Ronald M. DeFeo entered into an Amended and Restated Employment and Compensation Agreement as of April 1, 2000 (the "DeFeo Agreement"). Pursuant to the DeFeo Agreement, Mr. DeFeo's term of employment with the Company as Chief Executive Officer, reporting to the Board, extends through December 31, 2001. In the event of a Change in Control (as such term is defined in the DeFeo Agreement) on or prior to December 31, 2001, Mr. DeFeo's term of employment would continue for 36 months after such Change in Control.

     Under the DeFeo Agreement, Mr. DeFeo is to receive an initial annual base salary of $600,000, subject to increase by the Board, as well as annual bonuses and long-term incentive compensation during his term of employment in accordance with any plan or plans established by the Company. The Company also agrees to use its best efforts to have Mr. DeFeo elected as a member and Chairman of the Board during the term of the DeFeo Agreement.

     If Mr. DeFeo's employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (each as defined in the DeFeo Agreement), or if the Company elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination, (iii) continuing insurance coverage for up to two years from termination, (iv) immediate vesting of unvested stock options and stock grants with a period of one year following termination to exercise his options, and (v) continuation of all other benefits in effect at the time of termination for up to two years from termination. The cash portion of this payment is spread over a 13-month period following the date of termination, except if such termination occurs within 24 months following a Change in Control, in which event the cash portion is to be paid in a lump sum. In addition, if Mr. DeFeo's employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within 24 months following a Change in Control, Mr. DeFeo is entitled to immediate vesting of any unvested performance stock options, stock grants, LTIP awards and other similar awards. The DeFeo Agreement also provides for additional payments to Mr. DeFeo in the event that any payments under the DeFeo Agreement are subject to excise tax under the Internal Revenue Code of 1986, as amended (the "Code"), such that Mr. DeFeo retains an amount of such additional payments equal to the amount of such excise tax.

     If Mr.  DeFeo's  employment  with the Company is terminated for any reason, including for Cause, due to Mr. DeFeo's death or disability, or by Mr. DeFeo voluntarily, or if Mr. DeFeo elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo or his beneficiary is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) a prorated portion of his bonus for the fiscal year during which such termination occurs, (ii) any deferred compensation then in effect,
(iii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including LTIP, stock and stock option awards, and (iv) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed.

     The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter. The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter (24 months thereafter, if the date of Mr. DeFeo's termination is within 24 months following a Change in Control).

     The Company and Filip Filipov entered into a Contract of Employment as of September 1, 1999, which was supplemented as of April 1, 2000 (the "Filipov Agreement"). The term of the Filipov Agreement runs through August 31, 2004. Pursuant to the Filipov Agreement, Mr. Filipov agrees to continue managing the Company's lifting business and to take on other special assignments from time to time. The Filipov Agreement provides for an annual salary of $360,000 for Mr. Filipov, eligibility for stock option grants and restricted stock awards and a performance bonus scheme with a target of 75% of base compensation. As part of the Filipov Agreement, Mr. Filipov agrees not to compete with the business of the Company through August 31, 2004. The Filipov Agreement contains certain provisions requiring Mr. Filipov to keep certain information of the Company confidential during his employment and thereafter.

     Mr. Filipov or the Company may terminate the Filipov Agreement on two years' notice, and Mr. Filipov also may be terminated by the Company at any time for cause. In addition, Mr. Filipov has the right under the Filipov Agreement to continue his service to the Company on a part-time consulting basis for a period of 36 months following notice to the Company. Mr. Filipov would receive 60% of his base salary as consideration for such services and would be allowed to receive and contribute to certain Company benefits.

     If Mr. Filipov's employment with the Company is terminated within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by Mr. Filipov without Good Reason (each as defined in the Filipov Agreement), Mr. Filipov is to receive (i) two times his base salary,
(ii) two times his annual bonus for the last calendar year preceding termination, (iii) any accrued vacation pay, (iv) his annual bonus for the most recently completed fiscal year, to the extent such bonus has not yet been paid,
(v) a prorated portion of his bonus for the fiscal year during which such termination occurs, and (vi) any other amounts earned by Mr. Filipov prior to such termination but not previously paid. The cash portion of this payment is to be paid in a lump sum simultaneously with Mr. Filipov's termination following a Change in Control. The Filipov Agreement also provides for additional payments to Mr. Filipov in the event that any payments under the Filipov Agreement are subject to excise tax under the Code, such that Mr. Filipov retains an amount of such additional payments equal to the amount of such excise tax.

     In addition, if Mr. Filipov is so terminated within 24 months following a Change in Control, Mr. Filipov also will receive (a) immediate vesting of unvested stock options and stock grants with a period of six months following termination to exercise his options, (b) immediate vesting of all unvested units granted under the LTIP, (c) continuing insurance coverage for up to 24 months from termination, and (d) continuation of all other benefits in effect at the time of termination for up to 24 months from termination. In the event Mr. Filipov is terminated following a Change in Control, Mr. Filipov agrees not to compete with the Company for a period of 24 months from the date of his termination and to keep confidential certain information of the Company.

     The provisions of the Filipov Agreement dealing with a Change in Control remain in effect until the earliest of: (i) the termination of Mr. Filipov's employment prior to a Change in Control by the Company for Cause, by Mr. Filipov for any reason other than Good Reason or by reason of Mr. Filipov's death or Permanent Disability; (ii) the termination of Mr. Filipov's employment with the Company following a Change in Control by reason of death or Permanent Disability, by the Company for Cause or by Mr. Filipov for any reason other than Good Reason; or (iii) three years after the date of a Change in Control; however, the provisions of the Filipov Agreement dealing with a Change in Control terminate two years after their effective date if Mr. Filipov is still in the employ of the Company at such time and a Change in Control has not yet occurred and is not reasonably expected to occur within six months thereafter.

     The Company and each of Ernest R. Verebelyi, Eric I Cohen, Joseph F. Apuzzo and Brian J. Henry (each an "Executive") entered into a Change in Control and Severance Agreement as of April 1, 2000 (the "Executive Agreements").

     If an Executive's employment with the Company is terminated within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by the Executive without Good Reason (each as defined in the Executive Agreements), the Executive is to receive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination, and (iii) any accrued vacation pay. The cash portion of this payment is to be paid in a lump sum simultaneously with the Executive's termination following a Change in Control. The Executive Agreements also provide for additional payments to the Executives in the event that any payments under the Executive Agreements are subject to excise tax under the Code, such that the Executive retains an amount of such additional payments equal to the amount of such excise tax.

     In addition, if an Executive is so terminated within 24 months following a Change in Control, the Executive also will receive (a) immediate vesting of unvested stock options and stock grants with a period of six months following termination to exercise his options, (b) immediate vesting of all unvested units granted under the LTIP, (c) continuing insurance coverage for up to 24 months from termination, and (d) continuation of all other benefits in effect at the time of termination for up to 24 months from termination.

     In the event an Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the Executive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination and (iii) any accrued vacation pay in 24 equal monthly payments. In such event, the Executive would also have the right to exercise any stock options, LTIP awards or similar awards for at least six months following termination, and would continue to vest in options and stock awards granted under the Company's incentive plans for 24 months from the date of termination. In addition, the Company would also provide continuing insurance coverage and continuation of all other benefits in effect at the time of termination for up to 24 months from termination.

     As part of the Executive Agreements, the Executives agree to keep confidential certain Company information and to not disparage the Company. Each Executive Agreement remains in effect until the earliest of: (i) the termination of the Executive's employment prior to a Change in Control by the Company for Cause, by the Executive for any reason other than Good Reason or by reason of the Executive's death or Permanent Disability; (ii) the termination of the Executive's employment with the Company following a Change in Control by reason of death or Permanent Disability, by the Company for Cause or by the Executive for any reason other than Good Reason; or (iii) three years after the date of a Change in Control; however, each Executive Agreement terminates two years after its effective date if the Executive is still in the employ of the Company at such time and a Change in Control has not yet occurred and is not reasonably expected to occur within six months thereafter.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board, recommending compensation for executive officers, including the Named Executive Officers, during 2000 consisted of G. Chris Andersen, William H. Fike and David A. Sachs. There are no Compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

      Executive Compensation Philosophy

     The objectives of the Company's executive compensation program are to (i) attract and retain executives with the skills critical to the long-term success of the Company, (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value and (iii) link a significant portion of compensation to appreciation in the price of the Company's stock, so as to align the interests of the executive officers with those of the stockholders.

     To meet these objectives, the total compensation program is designed to be competitive with the programs of other corporations of comparable revenue size in industries with which the Company competes for customers and executives and to be fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined value of these factors to the Company's long-term performance and growth.

      Executive Compensation Program

     Each year the Compensation Committee (the "Committee"), which is comprised entirely of outside directors, determines the compensation arrangements for the Company's executive officers, including the individuals whose compensation is detailed in this Proxy Statement. The executive compensation program has three principal components: salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

      Salary

     Salary is determined by evaluating the responsibilities of the position held, the individual's past experience, current performance and the competitive marketplace for executive talent. Salary ranges for the Company's executive officers compare to salary ranges of executives at companies of similar size, as reported in data available to the Committee.

      Annual Bonus

     In addition to salary, each executive officer is eligible for an annual bonus under the Company's general executive bonus plan. As discussed below, the bonus of the Chief Executive Officer (the "CEO") is determined under a different plan. Bonuses are paid for attainment of (i) Company operating profit and cash flow goals established annually and (ii) specific performance goals established for each executive officer at the beginning of each year. The Committee believes that bonuses paid to these individuals, including those whose compensation is reported in the Summary Compensation Table, reflect the level of achievement of Company goals and individual performance goals during 2000.

      Long-Term Incentive Compensation

     The purpose of long-term awards, currently in the form of stock options, grants of Common Stock including Restricted Stock, and grants under the LTIP, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option, Common Stock and LTIP grants, the Committee bases its decision on the individual's performance and potential to improve stockholder value and on the relationship of equity and objective performance goals to the other components of the individual's compensation.

      CEO Compensation

     The compensation of the CEO is determined pursuant to the principles stated above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package of chief executive officers of comparable companies. In order to determine an appropriate overall level of compensation for Mr. DeFeo for 2000, the Committee retained an outside consultant and also considered information relating to comparable companies.

     In appraising the CEO's performance during 2000, the Committee noted that the Company's net sales for the year increased by 11.4%, gross profit increased by 14.8%, operating profit increased by 11.2% and that substantial progress was made throughout the Company's business. The Company generated $200 million of cash flow from operations in 2000 and improved its asset utilization by reducing working capital and freeing in excess of $120 million of cash. At the same time, the CEO significantly advanced the goal of improving the Company's capital structure and financial flexibility by overseeing the reduction of approximately $302 million in net debt and the repurchase of more than 1.3 million shares of Common Stock pursuant to the Company's stock buyback program during 2000, with the result being a decrease in the Company's net debt to book capital ratio from 70.3% at the start of 2000 to 61.5% at year end.

     The Committee noted that the CEO oversaw the Company's disposition of a number of operations during 2000, including the sale of its truck-mounted forklift business, made up of Moffett Engineering Limited, Kooi B.V. and the Company's Princeton division, for $144 million. The Company also acquired Fermec Holdings Limited in the United Kingdom, Franna Cranes in Australia and Coleman Engineering in the United States during 2000.

     The Committee also considered that, during 2000: the Company created EarthKing as an independent company to enter into the e-commerce marketplace for the construction and mining equipment industry; integrated its surface mining truck and hydraulic shovel businesses with resulting cost savings and improved customer service; secured a number of significant new contracts, including a second multi-year supply contract with Rio Tinto for hydraulic mining shovels and a major licensing agreement with Compact Truck AG for all-terrain cranes; expanded and improved its product support program for its lifting customers in North America and Europe; continued its integration of the Powerscreen and Cedarapids businesses acquired during 1999; and introduced a number of new products designed to penetrate markets and broaden the Company's customer base. The Committee also recognized that, since becoming CEO in 1994, Mr. DeFeo has been the principal architect in successfully transforming Terex and positioning the Company for the future.

     Under the 1998 annual incentive compensation plan, which was approved by stockholders in 1998, Mr. DeFeo earned a formula bonus for 2000, based on his achievement of quantitative and qualitative predetermined performance goals, in the total amount of $1,000,000.

      Deductibility of Executive Compensation

     Section 162(m) of the Code limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is "performance-based." Performance-based compensation must be based on the achievement of preestablished, objective performance goals under a plan approved by stockholders.

     In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction, should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company's 1998 annual incentive  compensation  plan  and  LTIP  were  submitted  to  and  approved  by stockholders  at the Company's 1998 meeting and 1999 meeting,  respectively,  so that amounts earned thereunder by certain employees will qualify as performance-based.

                                                  COMPENSATION COMMITTEE

                                                  G. CHRIS ANDERSEN
                                                  WILLIAM H. FIKE
                                                  DAVID A. SACHS

Performance Graph

     The following stock performance graph is intended to show the Company's stock performance compared with that of comparable companies. The stock performance graph shows the change in market value of $100 invested in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Machinery Index (the "Index") for the period commencing December 31, 1995 through December 31, 2000. The cumulative total stockholder return assumes dividends are reinvested. The stockholder return shown on the graph below is not indicative of future performance.

     The Index consists of the following companies, which are in similar lines of business as the Company: Caterpillar, Inc., Deere & Company, Dover Corporation, Ingersoll-Rand Company and The Timken Company. The companies in the Index are weighted by market capitalization.



[Graphic - Graph illustrating Cumulative Total Return using the data below:
Source Georgeson Shareholder Communications Inc.]




-------------------  --------  --------  --------  --------  ---------  --------
                      Dec-95    Dec-96    Dec-97    Dec-98    Dec-99    Dec-00
-------------------  --------  --------  --------  --------  ---------  --------

Terex Corp.            $100      $213      $495      $601      $584     $341
-------------------  --------  --------  --------  --------  ---------  --------

S&P 500(R)             $100      $123      $164      $211      $255     $232
-------------------  --------  --------  --------  --------  ---------  --------

S&P(R) Machinery       $100      $125      $165      $137      $162     $156
(Diversified) Index
-------------------  --------  --------  --------  --------  ---------  --------


                               Source: Georgeson Shareholder Communications Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On March 2, 2000, Terex made a loan to Ronald M. DeFeo, the Chairman, Chief Executive Officer, President and Chief Operating Officer of the Company, in the amount of $3 million. The loan bears interest at 9% per annum and matures on March 31, 2005. Mr. DeFeo prepaid $950,000 of the loan amount in October 2000. The loan is fully recourse to Mr. DeFeo and is secured by shares of Common Stock owned by Mr. DeFeo and by payment of amounts earned by Mr. DeFeo under the LTIP. The terms of the loan require prepayment by Mr. DeFeo of some or all of the loan's outstanding balance upon the occurrence of certain events, including Mr. DeFeo's ceasing to be employed by the Company for any reason (including death or disability), Mr. DeFeo's failing to pay any amounts due under the loan, the attainment of certain Common Stock price targets and the payment to Mr. DeFeo of amounts under the LTIP.

     Certain former  executive  officers and directors of the Company and Marvin
B. Rosenberg, a current director and former executive officer of the Company, are named along with the Company in an ongoing private litigation initiated by the End of the Road Trust, the successor to certain of the assets of the bankruptcy estate of Fruehauf Trailer Corporation, a former subsidiary of the Company. The Company expended approximately $494,000 for legal fees and expenses in 2000 with respect to this matter, which included the defense of Mr. Rosenberg and the former executive officers and directors of the Company. The Company is unable to separately determine the portion of these fees and expenses allocable to Mr. Rosenberg individually.

     In July and August 1999, the Company entered in a $500 million bank credit facility (the "1999 facility") with a syndicate of lenders. Ares Leveraged Investment Fund L.P. ("Ares") and Ares Leveraged Investment Fund II, L.P. ("Ares II"), affiliates of David A. Sachs, a director of the Company, participated as lenders under the 1999 facility for the amount of $14 million. Ares and Ares II also received a fee of $24,536 for participating as lenders under the 1999 facility. On March 6, 1998, the Company entered in a $500 million bank credit facility (the "1998 facility") with a syndicate of lenders. Ares participated as a lender under the 1998 facility for the amount of $15 million and received a fee of $18,750 for such participation. Ares, Ares II, Ares III CLO Ltd. and Ares IV CLO Ltd., other affiliates of Mr. Sachs (collectively, the "Ares Funds"), currently hold approximately $38 million of the Company's debt under the 1999 facility and the 1998 facility. Participation by Ares and Ares II as lenders under the 1999 facility and by Ares under the 1998 facility, and purchases of debt by all of the Ares Funds from time-to-time, have been in the ordinary course of business of the Ares Funds and on the same terms as all other lenders and purchasers of debt under the Company's 1999 and 1998 facilities.

     The Ares Funds also purchased $10 million principal amount of the Company's 8-7/8% Series C Senior Subordinated Notes issued on March 6, 1999 and $5 million principal amount of the Company's 10-3/8% Senior Subordinated Notes issued on March 29, 2001. The purchase by the Ares Funds of the 8-7/8% Series C Senior Subordinated Notes and the 10-3/8% Senior Subordinated Notes were made in the ordinary course of Ares' business and on the same terms as all other purchasers of such Notes.

     The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions. See "Audit Committee Report." All of the transactions with affiliates described above have been reviewed and approved by the Board and/or the Audit Committee.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2000. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act.

     To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2000.


                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board has reviewed and discussed the Company's audited financial statements with the management of the Company and the Company's independent accountants, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP the independence of such independent accounting firm. The Audit Committee also has considered whether PricewaterhouseCoopers LLP's provision of non-audit services to the Company is compatible with the auditors' independence.

     Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company's fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2000 for filing with the SEC.

                                                     AUDIT COMMITTEE

                                                     DAVID A. SACHS
                                                     DON DEFOSSET
                                                     DR. DONALD P. JACOBS


                       PROPOSAL 2: INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements of the Company for 2000. The Board of Directors, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2001. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company's independent accountants, the Board of Directors and the Audit Committee will reconsider this selection.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

     During the fiscal year ended December 31, 2000, PricewaterhouseCoopers LLP charged the Company $1,455,400 for professional services rendered by such firm for the audit of the Company's annual financial statements and review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year.

Financial Information Systems Design and Implementation Fees

     During the fiscal year ended December 31, 2000, PricewaterhouseCoopers LLP did not provide the Company with professional services of this nature.

All Other Fees

     During the fiscal year ended December 31, 2000, PricewaterhouseCoopers LLP charged the Company $1,789,800 for all other services rendered by such firm other than those described in "Audit Fees" above.

     The Board of Directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as independent accountants for 2001.

                                 OTHER BUSINESS

     The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.


                              STOCKHOLDER PROPOSALS

     All proposals of stockholders intended to be included in the proxy statement to be presented at the 2002 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 4, 2001. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

     In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, to nominate a candidate for election as a director at the Company's 2002 annual meeting or to propose business for consideration at such meeting, notice must be given between February 14, 2002 and March 16, 2002. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's 2000 Annual Report, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as filed with the SEC and the Company's financial statements for that fiscal year, is being mailed to stockholders of the Company with this Proxy Statement. The Annual Report does not constitute a part of the Proxy solicitation materials. Stockholders may, without charge, obtain copies of the Company's Annual Report on Form 10-K filed with the SEC. Requests for this report should be addressed to the Company's Secretary.


STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.


                                              By Order of the Board of Directors


                                              Eric I Cohen
                                              Secretary

April 2, 2001
Westport, Connecticut

                   THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

      Whether or not you plan to attend the Annual Meeting of Stockholders,

  you can ensure that your shares are represented at the meeting by completing,

                  signing and returning your proxy card below.



                         Please date, sign and mail your

                      proxy card back as soon as possible!



                         Annual Meeting of Stockholders

                                TEREX CORPORATION



                                  May 15, 2001







TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.


TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.


TO VOTE BY INTERNET
-------------------
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.






YOUR CONTROL NUMBER IS------------->[__________________]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF TEREX CORPORATION
                              2001 ANNUAL MEETING

     The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., local time, on May 15, 2001, at the offices of Terex Corporation, 500 Post Road East, Suite 320, Westport, Connecticut, and any adjournment or postponement thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1, FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITEM 3.

Please mark your votes as in this example. [X] .

     The Board of Directors recommends a vote FOR the election as directors of the named nominees and FOR Item 2.

1.  ELECTION OF DIRECTORS:  NOMINEES: Ronald M. DeFeo, G. Chris Andersen,
                                      Don DeFosset, William H. Fike,
                                      Dr. Donald P. Jacobs, Marvin B. Rosenberg,
                                      David A. Sachs

FOR all           WITHHOLD            (INSTRUCTION:  To withhold  authority  to
nominees          AUTHORITY           vote for an individual nominee,  write
listed at right   to vote for all     that nominee's name on the space provided
                  nominees listed     below.)
                  at right

  [ ]                  [ ]                  ___________________________________


2.    RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

        FOR            AGAINST              ABSTAIN

        [ ]              [ ]                 [ ]

                                  PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.
3. Upon such other business
   as may properly come before
   the meeting or any adjournments
   or postponements, hereby revoking
   any proxy heretofore given.
                                       -----------------------------------------
                                                (Stockholder's Signature)

                                       -----------------------------------------
                                                (Stockholder's Signature)

                                       Dated ____________________________, 2001

                                       Please sign exactly as your
                                       name appears above and
                                       date. When signing as
                                       attorney, executor,
                                       administrator, trustee,
                                       guardian or as an officer
                                       signing for a corporation,
                                       please give your full
                                       title. If stock is held
                                       jointly, each owner must
                                       sign.




                                        2